As filed with the Securities and Exchange Commission on May 29, 2015

Registration No. 333-

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Bryn Mawr Bank Corporation

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-2434506
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

801 Lancaster Avenue

Bryn Mawr, PA 19010

(Address, Including Zip Code of Registrant’s Principal Executive Offices)

Amended and Restated

Bryn Mawr Bank Corporation

2010 Long Term Incentive Plan

(Full Title of the Plan)

Geoffrey L. Halberstadt

Corporate Secretary

801 Lancaster Avenue

Bryn Mawr, PA 19010

(610) 581-4873

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lori Buchanan Goldman, Esq. General Counsel Bryn Mawr Bank Corporation 801 Lancaster Avenue Bryn Mawr, Pennsylvania 19010 Telephone: (610) 581-4952	Thomas L. Hanley, Esq. Stradley Ronon Stevens & Young, LLP 1250 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 Telephone: (202) 822-9611 Facsimile: (202) 822-0140

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $1.00 per share	500,000	$29.08	$14,540,000	$1,689.55

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of common stock, par value $1.00 per share, of Bryn Mawr Bank Corporation (the “Common Stock”) as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the Registrant’s Registration Statement on Form S-8 (File No. 333-168072), which relates, among other things, to the offer and sale from time to time of up to 445,002 shares of the Registrant’s Common Stock pursuant to the Bryn Mawr Bank Corporation 2010 Long Term Incentive Plan. The amount to be registered hereunder represents the increase to the authorized number of shares of Common Stock as to which equity compensation may be granted under the Amended and Restated Bryn Mawr Bank Corporation 2010 Long Term Incentive Plan approved by the Registrant’s shareholders.

(3)

Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(h) under the Securities Act based on the average of the high and low sales prices of the Common Stock of the Registrant reported on the Nasdaq Stock Market on May 26, 2015 which date is within 5 business days prior to the date of the filing of this Registration Statement.

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 registers the offer and sale of an additional 500,000 shares of Bryn Mawr Bank Corporation (the “Registrant”) common stock, par value $1.00 per share, for issuance under the Amended and Restated Bryn Mawr Bank Corporation 2010 Long Term Incentive Plan. In accordance with General Instruction E to Form S-8, the contents of the Registrant’s prior Registration Statement on Form S-8 (File No. 333-168072) are hereby incorporated by reference except to the extent expressly superseded herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

This Registration Statement incorporates by reference the documents listed below that we previously have filed with the SEC.

1.	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 12, 2015;

2.	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on May 8, 2015;

3.

the Registrant’s Current Reports on Form 8-K filed with the SEC on each of January 5, 2015, February 26, 2015, March 18, 2015, and May 1, 2015 (two filings), in each case, except to the extent any portion of any such current report on Form 8-K is furnished but not filed; and

4.

The description of the Registrant’s Common Stock contained in the Form 8-A Registration Statement filed with the SEC on December 18, 1986 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended from time to time, including any amendment or report filed with the SEC for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except that unless otherwise expressly incorporated into this Registration Statement, any Current Report on Form 8-K or any portion of any Current Report on Form 8-K that is furnished but not filed shall not be incorporated by reference herein.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

Bruce G. Leto, the brother of the Registrant’s President, Chief Executive Officer and Director, Francis J. Leto, is a partner of and on the board of directors of the law firm Stradley Ronon Stevens & Young, LLP. The firm provides legal services to the Registrant and its subsidiaries for which the firm received $599,797 in fees during 2014. Bruce Leto’s indirect interest in these fees was $29,187, computed without regard to the amount of profit or loss.

Item 8.	Exhibits

The following exhibits are filed herewith or are incorporated herein by reference to other filings.

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation, effective November 21, 2007, incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the SEC on November 21, 2007
4.2	Amended and Restated By-Laws, effective November 20, 2007, incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed with the SEC on November 21, 2007
4.3

Amended and Restated Bryn Mawr Bank Corporation 2010 Long Term Incentive Plan, incorporated by reference to Appendix A of the Registrant’s definitive proxy statement on Schedule 14A for the Registrant’s 2015 Annual Meeting of Shareholders, filed with the SEC on March 20, 2015

5.1	Legal Opinion of Stradley Ronon Stevens & Young, LLP, filed herewith
23.1	Consent of KPMG LLP, filed herewith
23.2	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement)

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bryn Mawr, Commonwealth of Pennsylvania, on May 29, 2015.

BRYN MAWR BANK CORPORATION

By:	/s/ Francis J. Leto
Francis J. Leto
President and Chief Executive Officer

POWER OF ATTORNEY

By so signing, each of the undersigned, in his or her capacity as a director or officer, or both, as the case may be, of Bryn Mawr Bank Corporation, does hereby appoint Francis J. Leto, J. Duncan Smith and Geoffrey L. Halberstadt, and each of them severally, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his or her name, place and stead, in his or her capacity as a director or officer, or both, as the case may be, of Bryn Mawr Bank Corporation, any and all amendments to this Registration Statement and post-effective amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission. Each of said attorneys-in-fact and agents shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully, and for all intents and purposes, as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys-in-fact and each of them and their substitutes lawfully done or caused to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 29, 2015.

Signature	Title

/s/ Francis J. Leto	President, Chief Executive Officer and Director
Francis J. Leto	(Principal Executive Officer)

/s/ J. Duncan Smith	Executive Vice President and Chief Financial Officer
J. Duncan Smith	(Principal Financial and Accounting Officer)

/s/ Britton H. Murdoch	Chairman of the Board of Directors
Britton H. Murdoch

/s/ Michael J. Clement	Director
Michael J. Clement

/s/ Andrea F. Gilbert	Director
Andrea F. Gilbert

/s/ Wendell F. Holland	Director
Wendell F. Holland

/s/ Scott M. Jenkins	Director
Scott M. Jenkins

/s/ Jerry L. Johnson	Director
Jerry L. Johnson

/s/ David E. Lees	Director
David E. Lees

/s/ A. John May III	Director
A. John May III

/s/ Lynn B. McKee	Director
Lynn B. McKee

/s/ Frederick C. Peters II	Director
Frederick C. Peters II

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation, effective November 21, 2007, incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the SEC on November 21, 2007
4.2	Amended and Restated By-Laws, effective November 20, 2007, incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed with the SEC on November 21, 2007
4.3

Amended and Restated Bryn Mawr Bank Corporation 2010 Long Term Incentive Plan, incorporated by reference to Appendix A of the Registrant’s definitive proxy statement on Schedule 14A for the Registrant’s 2015 Annual Meeting of Shareholders, filed with the SEC on March 20, 2015

5.1	Legal Opinion of Stradley Ronon Stevens & Young, LLP, filed herewith
23.1	Consent of KPMG LLP, filed herewith
23.2	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement)